Exhibit 10.10

PARTNER AGREEMENT

THIS PARTNER AGREEMENT (this “Agreement”), by and between Dot Ai Corporation and Partner, each as defined below, is effective as of the date of the last signature hereto (the “Effective Date”). Dot Ai Corporation and Partner may be collectively referred to herein as the “Parties” and each as a “Party.” The Parties hereby agree as follows:

1.	DEFINITIONS. As used in this Agreement, the below capitalized terms shall have the following meanings:

1.1.	Parties.

“Partner”	Full legal name:	Pope Technologies LLC
	State or Country of Organization:	Las Vegas, NV
	Postal address for legal notices:	5661 South Cameron Street Las Vegas, NV 89118
“Dot Ai Corporation”	Full legal name:	Dot Ai Corporation, Inc.
	State or Country of Organization:	Nevada
	Postal address for legal notices:	3301 N Buffalo Drive Suite 120 Las Vegas, NV 89129 Attn: Legal Department

1.2.	Defined Terms.

“Customer”	An entity that purchases Solutions directly from the Partner.
“Documentation”	The documentation that is distributed by Dot Ai Corporation for use with the Software.
“EULA”	Dot Ai Corporation’s online end user license agreement located at www.daic.ai/docs/eula or other license agreement entered into between Dot Ai Corporation and a Customer that governs the provision and use of the Solutions.
“Hardware”	Physical devices, appliances, and units of machinery set forth on an Order.
“IP Rights”	On a worldwide basis, all patents, patent applications, copyrights (including all registrations and applications therefore), trade secrets, Trademarks, internet domain names, and all other proprietary and intellectual property rights, including moral rights.
“NDA”	That certain [Mutual Nondisclosure Agreement] between the Parties dated [3Jan2024].
“Order”	The ordering instrument issued by Partner to Dot Ai Corporation to purchase Solutions.
“Products”	The Software and Hardware, collectively.
“Program Guide”	Dot Ai Corporation’s partner program guide available upon request from Dot Ai Corporation.

Partner Agreement (April 2024) |	www.daic.ai |	3301 N Buffalo Drive Suite 120 Las Vegas, NV 89129	Page 1 of 5

“Quote”	A quote issued by Dot Ai Corporation to Partner offering Solutions.
“Services”	The implementation, maintenance, support and professional services that are offered by Dot Ai Corporation from time to time and set forth on the applicable Order.
“Software”	The software product/module (in object code) set forth on the applicable Order.
“Solutions”	The Software, Hardware, and Services, collectively.
“Territory”
“Trademarks”	A Party’s trademarks, trade names, service marks, logos and similar indications of origin.

2. LICENSE. Subject to the terms of this Agreement, Dot Ai Corporation (on behalf of itself and its wholly-owned affiliates) appoints Partner as a                                                                                                                                                                                                                                                                                                                                                                license and right to: (i) market Solutions to Customers in the Territory for resell or referral opportunities; (ii) resell Solutions to Customers in the Territory pursuant to the terms and conditions of the EULA; (iii) use the Software and/or NFR (“Not for Resale”) Products for demonstration, training and support as Dot Ai Corporation authorizes in writing, (iv) use Dot Ai Corporation’s Trademarks in connection with this Agreement and in accordance with the Program Guide or other written instruction from Dot Ai Corporation. Except as explicitly permitted herein, Partner shall not (and shall not authorize or permit others to): (a) copy, modify, or create derivative works or improvements of the Products or Documentation; (b) rent, lease, lend, sell, license, sublicense, assign, distribute, publish, transfer, or otherwise make available or commercially exploit the Products or Documentation; (c) reverse engineer, disassemble, decompile, decode, adapt, make machine code human readable or otherwise attempt to derive or gain access to any software component of the Products; (d) remove or obscure any proprietary rights notices on the Products or Documentation; (e) use the Products or Documentation in any manner or for any purpose that infringes, misappropriates, or otherwise violates any IP Right or other right of any person; (f) introduce, transmit or store malicious or harmful code in the Software; (g) create, benchmark, gather or use intelligence from or about the Products for a competitive offering; or (h) distribute or make available the Products to Customers outside of the Territory or to any entity or person other than Customers. The Software is licensed and not sold. No rights are granted to any source code of the Software. Except as stated above, no other license is granted, no other use is permitted and Dot Ai Corporation (and its affiliates and licensors, as applicable) will retain all right, title and interest in and to the Solutions, Documentation, Dot Ai Corporation Trademarks, and any other tools, materials or information (written or otherwise) created or used by Dot Ai Corporation in connection with this Agreement and all IP Rights related thereto.

3. EULA. Partner shall cause each Customer to agree in writing that such Customer’s receipt and use of the Solutions is governed by the EULA. Partner may not make any representations to a Customer on behalf of Dot Ai Corporation that are inconsistent with the EULA.

4. PROGRAM GUIDE. The Program Guide is hereby incorporated by reference in this Agreement. Dot Ai Corporation may change the terms of the Program Guide upon thirty (30) days’ written notice to Partner.

5. QUOTES AND ORDERS. A Quote will be issued by Dot Ai Corporation either (i) in accordance with the upcoming anniversary for renewals or (ii) for new requested Solutions by Partner. Partner shall subsequently initiate an order for such Solutions by submitting a written Order. No Order will be binding upon Dot Ai Corporation (a) unless such Order references a valid Quote and (b) until Dot Ai Corporation confirms its acceptance in writing, at which point such Order shall be deemed a firm, non-cancellable purchase commitment by Partner. The terms and conditions of this Agreement will apply to all Orders and any terms or conditions on any Order will be null and void and of no effect hereunder, even if acknowledged by Dot Ai Corporation, unless executed by an authorized representative of each Party.

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6. PAYMENTS AND DELIVERY. Prices payable by Partner will be in US Dollars, as shown on the applicable Quote,                                                                                                                                                                                                                                                                                                                                                                . All amounts due under this Agreement shall be paid within thirty (30) days form the date of the invoice issued by Dot Ai Corporation, in full without set-off, counterclaim or deduction. Any amount not paid when due shall bear a late payment charge until paid at the rate of 1.5% per month or the maximum amount permitted by law, whichever is less. All payments to Dot Ai Corporation are exclusive of any tax, withholding, duty, tariff or similar assessment on the license, sale, shipment or distribution of the Solutions, and Partner agrees to pay all such charges and all expenses incurred by Partner in connection with this Agreement. Partner is responsible for payment of all shipping and handling fees for delivery of Hardware, and title and risk of loss thereto passes to Partner when Dot Ai Corporation delivers the Hardware to the carrier. All Products are deemed accepted upon delivery. Nothing contained in this Section 6 will be deemed to limit in any way the right of Partner to determine the prices at which the Solutions may be resold by Partner. During the term of this Agreement and for three years thereafter, Partner will maintain accurate books and records relating to the resale of the Solutions, and Dot Ai Corporation will during normal business hours have the right to reasonably audit such books and records upon prior written notice to Partner.

7. PARTNER OBLIGATIONS. Partner will (a) use commercially reasonable efforts to successfully promote and demonstrate the Products to prospective customers, (b) use Dot Ai Corporation’s then current names for the Products, (c) comply with good business practices, (d) not conduct its business in any manner that will reflect disfavorably upon Dot Ai Corporation or its affiliates, and (e) comply with all applicable international, national, state, regional and local laws and regulations, including without limitation (i) all applicable export laws regarding the export or re-export of the Solutions, (ii) all applicable privacy and data protection laws and regulations, and (iii) all applicable anti-bribery laws.

8. SUPPORT. Unless otherwise agreed in writing by Dot Ai Corporation, Dot Ai Corporation will provide (i) support to Customers pursuant to the terms of the applicable EULA and (ii) commercially reasonable technical support to Partner in connection with Partner’s provision of Solutions under this Agreement. Partner will not provide Solutions in accordance with any specified service levels on behalf of Dot Ai Corporation.

9. TERM AND TERMINATION. This Agreement will begin on the Effective Date and will continue in effect until terminated in accordance with this Section.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     Upon any termination of this Agreement, all rights, obligations and licenses of the parties hereunder will cease, except that: (a) all obligations that accrued prior to the effective date of termination (including without limitation, payment obligations) and any remedies for breach of this Agreement will survive any termination; and (b) EULAs properly entered into with a Customer prior to termination will continue in effect in accordance with their terms, provided the Customer is not then currently in default or breach of such EULA. Those provisions of this Agreement which would require that they survive the termination of this Agreement in order to give them full force and effect will survive the termination or expiration of this Agreement.

10. WARRANTIES. Each Party represents and warrants that it (i) has the right, power, and ability to enter into and perform its obligations under this Agreement, (ii) has all necessary rights to grant the rights and licenses that it has granted under this Agreement, and (iii) will maintain all licenses, permits and other permissions necessary to perform its obligations hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE.

11. INDEMNIFICATION. Each Party (“Indemnifying Party”) will defend, indemnify and hold harmless the other Party and its employees, officers, directors, agents, assigns and successors in interest (each an “Indemnified Party”) against any and all third party claims, suits, actions, proceedings or demands (“Claims”) and resulting judgments, losses, payments, costs, expenses (including reasonable attorneys’ fees), damages, settlements, liabilities, fines, and penalties of the Indemnified Party (“Costs”) arising from or in connection with (i) the breach by the Indemnifying Party (or any of its employees or agents) of any of its obligations, covenants, representations or warranties under this Agreement, (ii) death, personal injury, bodily injury or any real or personal property damage caused by the Indemnifying Party (or any of its employees or agents), or (iii) the negligent acts or omissions or willful misconduct of the Indemnifying Party (or any of its employees or agents). The Indemnifying Party’s obligations under this Section 11 are contingent upon: (a) the Indemnified Party giving prompt written notice to the Indemnifying Party of any such Claim; (b) if defense is requested, the Indemnified Party permitting the Indemnifying Party to control the defense and any related settlement of any such claim, action or demand; and (c) the Indemnified Party providing reasonable assistance in the defense of any such Third-Party Claim at the expense of the Indemnifying Party.

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12. LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO (I) A PARTY’S INDEMNIFICATION OBLIGATIONS (II) A BREACH OF CONFIDENTIALITY OBLIGATIONS, (III) CLAIMS OF INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF IP RIGHTS, OR (IV) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT: (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOST PROFITS, COST OF SUBSTITUTE GOODS OR SERVICES, OR FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (B) NEITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM FOR LIABILITY IS ALLEGED TO ARISE IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EXCEED THE AMOUNT OF FEES PAID BY PARTNER TO Dot Ai Corporation DURING THE TWELVE (12) MONTHS PRECEDING THE ACCRUAL OF THE CLAIM. NEITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS, A BREACH OF CONFIDENTIALITY OBLIGATIONS, OR CLAIMS OF INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF IP RIGHTS SHALL EXCEED FIVE MILLION DOLLARS ($5,000,000).

13. CONFIDENTIALITY; NON-EXCLUSIVITY. The terms of the NDA are hereby incorporated by reference, and such terms will continue in full force and effect for the term of this Agreement and                                                  . This Agreement is not exclusive in any respect, and each Party may enter into similar agreements with other parties.

14. NON-SOLICITATION. During the term of this Agreement and for a period                                                  , neither Party shall directly solicit for employment, employ, hire, contract with, or otherwise engage any person that is employed or engaged as an employee or independent contractor of the other Party (“Applicable Personnel”) without the written consent of the other Party. However, nothing contained herein shall be construed to limit either Party’s ability to hire Applicable Personnel who respond to a general hiring program not targeted at such individuals or who are terminated by the other Party.

15. NOTICE. All notices, requests and consents under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or (ii) on the date mailed, postage prepaid by certified mail with return receipt requested or via nationally recognized overnight carrier, in each case to the address set forth on the first page hereto (as applicable).

16. FORCE MAJEURE. Neither Party will be liable (except the payment of money owed) for inadequate performance to the extent caused by a condition (for example, natural disaster, act of war or terrorism, riot, labor condition, governmental action, epidemic or pandemic) that was beyond the Party’s reasonable control, provided that such Party promptly (i.e., within 10 days) notifies the other Party thereof and uses reasonable efforts to resume performance as soon as possible.

17. GENERAL PROVISIONS. This Agreement shall be governed by and construed for all purposes in accordance with the laws                                                  , exclusive of any conflict of laws principles. The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act. Any litigation, dispute or other proceeding between the Parties related to this Agreement shall take place in, and each Party affirmatively consents to, the jurisdiction and venue of                                                                                                    . Neither Party may assign, sublicense or otherwise transfer this Agreement without the prior written consent of Dot Ai Corporation, such consent not to be unreasonably withheld, except to an affiliate or in connection with a merger, acquisition, sale of assets or similar change of control. The failure or delay of any of the parties to enforce any right, power or remedy under this Agreement will not constitute a waiver of such right, power or remedy. The Parties to this Agreement are independent contractors, and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party shall have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent. If any provision of this Agreement is held illegal, invalid or unenforceable, in whole or in part, such provision will be modified to the minimum extent necessary to make it legal, valid and enforceable, and the remaining provisions of this Agreement will not be affected. The prevailing Party in any action brought under this Agreement is entitled to an award of reasonable attorneys’ fees and costs. This Agreement, together with all exhibits, addenda, or other documents incorporated by reference, completely and exclusively state the agreement of the Parties regarding the subject matter of this Agreement, and supersedes all prior and contemporaneous proposals, representations, agreements, or other communications between the parties, oral or written, regarding such subject matter. Unless stated herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized representative of each Party. This Agreement may be executed electronically and in any number of counterparts, each of which shall be deemed an original and all of which will collectively constitute a single agreement.

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Partner Agreement (April 2024) |	www.daic.ai |	3301 N Buffalo Drive Suite 120 Las Vegas, NV 89129	Page 4 of 5

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Dot Ai Corporation		PARTNER

Signature:	/s/ Robert Reny	Signature:	/s/ Sheldon Paul

Print Name:	Robert Reny	Print Name:	Sheldon Paul

Title:	Chief Revenue Officer	Title:	CFO

Date:	15 Jul 2024	Date:	8/1/23

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